Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated February 1, 2013

PRICING SUPPLEMENT No. 287 dated February , 2013

(To Product Supplement No. 5 dated May 3, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation Equity Linked Notes (Averaging)
Market Linked Notes Notes Linked to the S&P 500® Index due March 6, 2020

■	Linked to the S&P 500® Index

■	Potential for a positive return at maturity based on the percentage increase, if any, in the level of the S&P 500 Index from the starting level to the average ending level. The payment at maturity will reflect the following terms:

■ If the average ending level is greater than the starting level, you will receive the original offering price plus a positive return at maturity equal to 100% to 110% (to be determined on the pricing date) of the percentage increase from the starting level to the average ending level

■ If the average ending level is less than the starting level, you will receive the original offering price at maturity, but you will not receive any positive return on your investment

■	Average ending level of the S&P 500 Index equal to the average of the closing levels of the S&P 500 Index on specified dates occurring quarterly during the term of the notes

■	Repayment of the original offering price at maturity regardless of S&P 500 Index performance

■	All payments on the notes are subject to the credit risk of Wells Fargo & Company

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-7 and “Risk Factors” in the accompanying product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000	$15	$985
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the notes were priced today, the agent discount and structuring and development costs would total approximately $30.00 per note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $60.00 per note. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the notes and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal.

Wells Fargo Securities

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Investment Description

The Notes Linked to the S&P 500® Index due March 6, 2020 are senior unsecured debt securities of Wells Fargo & Company that provide:

(i) the possibility of a positive return at maturity if, and only if, the average ending level of the S&P 500 Index (the “Index”) is greater than the starting level; and

(ii) repayment of principal regardless of the performance of the Index.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with product supplement no. 5 dated May 3, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

■	Product Supplement No. 5 dated May 3, 2012 filed with the SEC on May 3, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512206704/d345749d424b2.htm

■	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

S&P® is a registered trademark of Standard and Poor’s Financial Services LLC (“S&P Financial”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P”). “Standard & Poor’s®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of S&P Financial and have been licensed for use by S&P and sublicensed for certain purposes by us. The S&P 500 Index is a product of S&P and has been licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by S&P, S&P Financial or their respective affiliates, and neither S&P, S&P Financial or their respective affiliates make any representation regarding the advisability of investing in the notes.

PRS-2

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Investor Considerations

We have designed the notes for investors who:

■	seek exposure to the average upside performance of the Index, without exposure to any decline in the Index, by:

☐

participating 100% to 110% (to be determined on the pricing date) in the percentage increase, if any, in the closing level of the Index from the starting level to the average ending level, where the average ending level is the average of the closing levels of the Index on specified dates occurring quarterly during the term of the notes; and

☐	providing for the repayment of principal at maturity regardless of the performance of the Index;

■	understand that if the average ending level of the Index is not greater than the starting level, they will not receive any positive return on their investment in the notes;

■	are willing to forgo interest payments on the notes and dividends on the securities included in the Index; and

■	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■	seek certainty of receiving a return on their investment;

■	seek exposure to the upside performance of the Index as measured solely from the pricing date to a date near stated maturity;

■	are unwilling to accept the risk of exposure to the United States equity market;

■	seek current income;

■	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

■	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Terms of the Notes

Market Measure:	S&P 500 Index

Pricing Date:	February 28, 2013.*

Issue Date:	March 7, 2013 (T+5).*

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.

Redemption Amount:	The “redemption amount” per note will equal:

•	if the average ending level is greater than the starting level: $1,000 plus:

$1,000 x	average ending level – starting level	x participation rate	; or
starting level

•	if the average ending level is less than or equal to the starting level: $1,000.

Stated Maturity Date:	March 6, 2020*, subject to postponement if a market disruption event occurs or is continuing on the final calculation day.

Starting Level:

                , the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Average Ending Level:	The “average ending level” will be the arithmetic average of the closing levels of the Index on the calculation days.

Participation Rate:	The “participation rate” is 100% to 110% (to be determined on the pricing date).

Calculation Days:

Quarterly, on the last trading day of each February, May, August and November, commencing May 2013 and ending February 2020.* A calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion on page PS-19 of the product supplement for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

In addition, if you are a not a United States holder, as that term is defined on page PS-20 of the product supplement, you should review the discussion set forth under “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-23 of the product supplement.

In addition, final regulations released by the Treasury Department state that withholding under section 1471 of the Code (“FATCA withholding”) (as described under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-23 of the product supplement), will not apply to obligations that are outstanding on January 1, 2014; therefore, the notes will not be subject to FATCA withholding.

*

To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-4

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Terms of the Notes (Continued)

Comparable Yield and Projected Payment Schedule:

Under the rules governing contingent payment debt instruments, you will generally be required to accrue interest on the notes in accordance with the comparable yield for the notes. We have determined that the comparable yield for the notes is equal to % per annum, compounded semi-annually, with a single projected payment at maturity of $ based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar-year basis, we have determined that you will generally be required to include the following amount of ordinary income for each $1,000 investment in the notes each year, subject to the adjustments described below to reflect the actual payment in the year in which the notes mature:

	Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Issue Date (per $1,000 note) as of End of Accrual Period
	Issue Date through December 31, 2013	$	$
	January 1, 2014 through December 31, 2014	$	$
	January 1, 2015 through December 31, 2015	$	$
	January 1, 2016 through December 31, 2016	$	$
	January 1, 2017 through December 31, 2017	$	$
	January 1, 2018 through December 31, 2018	$	$
	January 1, 2019 through December 31, 2019	$	$
	January 1, 2020 through Stated Maturity Date	$	$

However, in 2020, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of notes may be greater or less than $ , depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $ for each $1,000 investment in the notes, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2020 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $ for an investment of $1,000, you would be required to make a negative adjustment. If the amount of such difference is less than or equal to $ , the negative adjustment would decrease the amount of ordinary income that you recognize in 2020 by an amount equal to such difference. If the amount of such difference is greater than $ , that is, the amount you receive on the stated maturity date is less than $ for each $1,000 investment in the notes, you would recognize an ordinary loss in 2020. See “United States Federal Income Tax Considerations” on page PS-20 of the product supplement

Agent:

Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $15 per note. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive up to $2.25 of the structuring and development costs discussed on the cover page hereof for each $1,000 note it sells.

Denominations:	$1,000 and any integral multiple of $1,000

CUSIP:	94986RNG2

PRS-5

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the redemption amount) calculated as follows:

PRS-6

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Selected Risk Considerations

Your investment in the notes will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

You May Not Receive Any Positive Return On Your Investment In The Notes. Any amount you receive on the notes at stated maturity in excess of the original offering price will depend on the percentage increase, if any, in the average ending level of the Index relative to the starting level. Because the level of the Index will be subject to market fluctuations, the average ending level may be less than the starting level, in which case you will only receive the original offering price of your notes at stated maturity. Even if the average ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

•

No Periodic Interest Will Be Paid On The Notes, But You Will Be Required To Accrue Interest Income Over The Term Of The Notes. No periodic payments of interest will be made on the notes. However, the notes will be treated as debt instruments subject to special rules governing contingent payment obligations. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield and the projected payment schedule for the notes. The comparable yield and projected payment schedule are determined solely to calculate the amounts you will be taxed on prior to maturity and are neither a prediction nor a guarantee of what the actual redemption amount will be. See “United States Federal Income Tax Considerations,” on page PRS-19 of the product supplement.

•

The Average Ending Level Will Be Based On An Average Of Closing Levels Of The Index On Calculation Days Occurring Quarterly Over The Term Of The Notes and Therefore May Be Less Than The Closing Level Of The Index at Stated Maturity. The average ending level will be calculated by reference to an average of the closing levels of the Index on calculation days occurring quarterly over the term of the notes. The average ending level, as so calculated, may be less than the closing level of the Index at or near stated maturity, and as a result, the redemption amount you receive at stated maturity may be less than the amount you would receive if the redemption amount was based solely on the closing level of the Index at or near stated maturity.

You should understand, in particular, that if the closing level of the Index is greater at or near stated maturity than it was, on average, on the calculation days occurring quarterly over the term of the notes, the notes will underperform the actual return on the Index. For example, if the closing level of the Index increases at a more or less steady rate over the term of the notes, the average ending level of the Index will be less than the closing level at or near stated maturity, and the notes will underperform the actual return on the Index. This underperformance will be especially significant if there is a significant increase in the closing level of the Index later in the term of the notes. In addition, because of the way the average ending level is calculated, it is possible that you will not receive any positive return on your investment at stated maturity even if the closing level of the Index at or near stated maturity is significantly greater than the closing level on the pricing date. One scenario in which this may occur is when the closing level of the Index declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•

The Notes Are Subject To The Credit Risk Of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

•

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the participation rate and by the market and other conditions discussed in the next risk consideration.

PRS-7

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Selected Risk Considerations (Continued)

•

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the notes prior to stated maturity will be affected by the level of the Index on any prior calculation days, the then-current level of the Index, then-current interest rates and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the notes: Index performance; interest rates; volatility of the Index; time remaining to maturity; dividend yields on the securities included in the Index; events involving the companies included in the Index; and our credit ratings, financial condition and results of operation.

•

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop. The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Index. Your return on the notes will not reflect the return you would realize if you actually owned the securities included in the Index because, among other reasons, the redemption amount will be determined by reference to the average ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends paid on those securities.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the average ending level, calculating the redemption amount, determining whether adjustments should be made to the average ending level, and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the notes. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index. These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Notes.

PRS-8

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Hypothetical Returns

The following table illustrates, for a hypothetical participation rate of 105% (the midpoint of the specified range of the participation rate) and a range of hypothetical average ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical average ending level;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical average ending level	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)

2628.43	75.00%	$1,787.50	78.75%	8.47%
2403.14	60.00%	$1,630.00	63.00%	7.10%
2177.84	45.00%	$1,472.50	47.25%	5.60%
1952.55	30.00%	$1,315.00	31.50%	3.95%
1727.25	15.00%	$1,157.50	15.75%	2.10%
1577.06	5.00%	$1,052.50	5.25%	0.73%
1501.96(2)	0.00%	$1,000.00	0.00%	0.00%
1276.67	-15.00%	$1,000.00	0.00%	0.00%
1051.37	-30.00%	$1,000.00	0.00%	0.00%
901.18	-40.00%	$1,000.00	0.00%	0.00%
750.98	-50.00%	$1,000.00	0.00%	0.00%
375.49	-75.00%	$1,000.00	0.00%	0.00%
0.00	-100.00%	$1,000.00	0.00%	0.00%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level and average ending level and the actual participation rate.

PRS-9

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical participation rate of 105% (the midpoint of the specified range for the participation rate) and assuming hypothetical starting levels and average ending levels as indicated in the examples. In order to more clearly present the hypothetical movements of the Index, the graphs accompanying the hypothetical calculations use different scales for the closing level on the vertical axes.

Example 1. The closing level of the Index increases during the initial term of the notes and then decreases back towards the starting level by the stated maturity date and the redemption amount is greater than the original offering price:

Hypothetical starting level: 1501.96

Hypothetical average ending level: 2179.72

Since the hypothetical average ending level is greater than the hypothetical starting level, the redemption amount would equal:

$ 1,000 +	$1,000	x	2179.72 – 1501.96	x 105%	= $	1,473.81
1501.96

On the stated maturity date you would receive $1,473.81 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index increases early in the term of the notes, remains consistently above the starting level for a significant period of time and then decreases to a level below the average ending level near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-10

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The closing level of the Index decreases during the initial term of the notes and then increases above the starting level before the stated maturity date and the redemption amount is greater than the original offering price:

Hypothetical starting level: 1501.96

Hypothetical average ending level: 1535.75

Since the hypothetical average ending level is greater than the hypothetical starting level, the redemption amount would equal:

$ 1,000 +	$1,000	x	1535.75 – 1501.96	x 105%	= $	1,023.62
1501.96

On the stated maturity date you would receive $1,023.62 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index decreases early in the term of the notes, remains consistently below the starting level for a significant period of time and then increases later in the term of the notes, with a closing level near maturity of the notes that is greater than the average ending level.

PRS-11

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The closing level of the Index steadily increases from the starting level until the stated maturity date and the redemption amount is greater than the original offering price:

Hypothetical starting level: 1501.96

Hypothetical average ending level: 2639.16

Since the hypothetical average ending level is greater than the hypothetical starting level, the redemption amount would equal:

$ 1,000 +	$1,000	x	2639.16 – 1501.96	x 105%	= $	1,795.00
1501.96

On the stated maturity date you would receive $1,795.00 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index steadily increases over the term of the notes, resulting in a closing level near maturity that is greater than the average ending level.

PRS-12

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The closing level of the Index steadily decreases from the starting level until the stated maturity date and the redemption amount is equal to the original offering price:

Hypothetical starting level: 1501.96

Hypothetical average ending level: 1093.48

Since the hypothetical average ending level is less than the hypothetical starting level, the redemption amount would equal the original offering price. On the stated maturity date you would receive $1,000 per note.

This example illustrates that the notes provide for the repayment of principal at maturity even in scenarios in which the average ending level of the Index is less than the starting level.

To the extent that the starting level, average ending level and the actual participation rate differ from the levels assumed above, the results indicated above would be different.

PRS-13

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

The S&P 500 Index

The S&P 500 Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. According to publicly available information, on July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or “S&P”). S&P Dow Jones Indices owns the S&P Indices business, including the S&P 500 Index, and the Dow Jones Indexes. The information about the S&P 500 Index contained herein updates the information under “The S&P 500 Index” in Annex A to the product supplement. Wells Fargo & Company is one of the companies currently included in the S&P 500 Index.

Historical Information

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the S&P Dow Jones Indices website at www.standardandpoors.com. No information contained on the S&P Dow Jones Indices website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2003 to January 30, 2013. The closing level on January 30, 2013 was 1501.96.

PRS-14

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

The S&P 500 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the S&P 500 Index for each quarter in the period from January 1, 2003 through December 31, 2012 and for the period from January 1, 2013 through January 30, 2013.

	High	Low	Last
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter	1416.51	1277.06	1408.47
Second Quarter	1419.04	1278.04	1362.16
Third Quarter	1465.77	1334.76	1440.67
Fourth Quarter	1461.40	1353.33	1426.19
2013
January 1, 2013 to January 30, 2013	1507.84	1457.15	1501.96

PRS-15

Market Linked Notes

Notes Linked to the S&P 500® Index due March 6, 2020

The S&P 500 Index (Continued)

License Agreement

We and S&P Dow Jones Indices LLC have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P 500 Index in connection with the issuance of the notes.

The license agreement between us and S&P Dow Jones Indices LLC provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, S&P Financial Services LLC, any of their respective affiliates (collectively, “S&P/Dow Jones”) or their third party licensors. Neither S&P/Dow Jones nor its third party licensors make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P/Dow Jones and its third party licensors’ only relationship to Wells Fargo & Company with respect to the S&P 500 Index is the licensing of the S&P 500 Index and certain trademarks, servicemarks and/or trade names of S&P/Dow Jones and/or its third party licensors. The S&P 500 Index is determined, composed and calculated by S&P/Dow Jones or its third party licensors without regard to Wells Fargo & Company or the notes. S&P/Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in determining, composing or calculating the S&P 500 Index. Neither S&P/Dow Jones nor its third party licensors are responsible for and have not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes, or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P/Dow Jones and its third party licensors have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P/ Dow Jones is not an investment advisor. Inclusion of a security within the S&P 500 Index is not a recommendation by S&P/Dow Jones to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P/DOW JONES NOR ITS THIRD PARTY LICENSORS GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P/DOW JONES OR ITS THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P/DOW JONES AND WELLS FARGO & COMPANY, OTHER THAN THE LICENSORS OF S&P/DOW JONES.”

PRS-16